Herbert M. Cole

8015 Sapp Acres Lane Oak Ridge, NC 27310

January 24, 2012

Douglas G. Boike

Chairman

Oak Ridge Financial Services Incorporated

P.O. Box 2

2211 Oak Ridge Road

Oak Ridge, NC 27310

Dear Doug:

This letter is to advise that I will retire as a member of the Board of Directors of Bank of Oak Ridge and its holding company, Oak Ridge Financial Services Incorporated effective January 31, 2012.

It has been a pleasure to serve with you, the other members of the board of directors and the management team since the inception of our company. I wish you and the company continued success.

Sincerely,

/s/ Herbert M. Cole

Herbert M. Cole